Exhibit 99.1
NEWS RELEASE

For Immediate Release	CONTACT:
Tuesday, February 3, 2015	Greg Peterson
Director of Investor Relations
770-232-8229
greg.peterson@agcocorp.com

AGCO REPORTS FOURTH QUARTER RESULTS
Fourth Quarter Highlighted by Progress on Expense and Inventory Reduction
Company Achieves Full Year Adjusted EPS of $4.70 and Reported EPS of $4.36

DULUTH, GA – February 3 – AGCO, Your Agriculture Company (NYSE:AGCO), a worldwide manufacturer and distributor of agricultural equipment, reported net sales of approximately $2.5 billion for the fourth quarter of 2014, a decrease of approximately 13.1% compared to net sales of approximately $2.9 billion for the fourth quarter of 2013. Reported net income was $0.85 per share and adjusted net income, excluding restructuring and other infrequent expenses, was $1.18 per share for the fourth quarter of 2014. These results compare to reported and adjusted net income per share of $1.40 for the fourth quarter of 2013. Excluding unfavorable currency translation impacts of approximately 7.0%, net sales in the fourth quarter of 2014 decreased approximately 6.1% compared to the fourth quarter of 2013.

Net sales for the full year of 2014 were approximately $9.7 billion, a decrease of approximately 9.9% compared to the same period in 2013. Excluding the unfavorable impact of currency translation of approximately 2.4%, net sales for the full year of 2014 decreased approximately 7.5% compared to the same period in 2013. For the full year of 2014, reported net income was $4.36 per share and adjusted net income, excluding restructuring and other infrequent expenses, was $4.70 per share. These results compare to reported and adjusted net income of $6.01 per share for the full year of 2013.

Fourth Quarter and Full Year Highlights

•	Fourth quarter regional sales results(1): North America (15.6)%, Europe/Africa/ Middle East (“EAME”) (6.1)%, South America +2.2%, Asia/Pacific (“APAC”) +12.7%

•	Fourth quarter regional operating margin performance: EAME 9.8%, North America 5.6%, South America 9.6%, APAC (4.0)%

•	Inventory reduced significantly in the fourth quarter; approximately $80 million below year-end 2013 on a constant currency basis

•	Expense and workforce reduction program initiated; fourth quarter operating expenses 8% below 2013 levels on a constant currency basis

•	Full year earnings per share guidance for 2015 remains at approximately $3.00

•
Share repurchase program resulted in reduction of 10 million shares during the full year of 2014. Initial $500 million program completed in December 2014. New $500 million repurchase program authorized through 2016

•	Quarterly dividend increased 9% to $0.12 effective first quarter 2015

(1)Excludes currency translation impact. See reconciliation of Non-GAAP measures in appendix.

“Despite softening market demand in the fourth quarter, we made solid progress with both inventory reduction and our expense savings program,” stated Martin Richenhagen, AGCO’s Chairman, President and Chief Executive Officer. “By lowering production approximately 20% compared to the fourth quarter of 2013, inventories ended the year well below December 31, 2013 levels. We also took steps to adjust our cost structure in response to lower demand and production levels. Our restructuring plan to significantly reduce SG&A and manufacturing support costs is on track to achieve our 2015 targets. Through a combination of layoffs, temporary furloughs, and the dismissal of temporary employees, we lowered our workforce by over 9% from year-ago levels. Our short-term focus will remain on managing working capital, reducing expenses and generating free cash flow while balancing near-term cost reductions with continued investment in longer-term growth initiatives.”

Market Update

Industry Unit Retail Sales

Year ended December 31, 2014	Tractors Change from Prior Year Period	Combines Change from Prior Year Period

North America(1)	(2)%	(25)%
South America	(15)%	(24)%
Western Europe	(9)%	(11)%

(1)Excludes compact tractors.

“Nearly ideal growing conditions produced record global harvests during 2014, resulting in higher grain inventories. The increased grain stocks pressured soft commodity prices and farm income across the major agricultural markets. Farmer sentiment was negatively impacted by the deteriorating farm economics, and we experienced softer industry equipment demand. Retail sales in North America declined, with the largest drop in high-horsepower tractors, combines and sprayers, partially offset by growth in the lower-horsepower categories due to improved conditions in the region’s dairy and livestock sectors. Industry demand remained soft across most of Western Europe. Industry sales decreased significantly in France, declined modestly in Germany and were more stable in the United Kingdom and parts of Southern Europe. Lower industry sales in South America were the result of softer demand from sugar producers in Brazil, falling commodity prices and delays in the Brazilian government financing program early in 2014. For 2015, we expect the trends to continue resulting in softer demand in all major farm equipment markets. Our long-term view remains positive as increasing global demand for commodities driven by biofuel use, the growing world population and increasing emerging market protein consumption are expected to support elevated farm income and healthy conditions in our industry.”

Regional Results

AGCO Regional Net Sales (in millions)

Three Months Ended December 31,	2014	2013	% change from 2013	% change from 2013 due to currency translation(1)
North America	$549.2	$658.1	(16.5)%	(1.0)%
South America	414.6	461.7	(10.2)%	(12.4)%
Europe/Africa/Middle East	1,374.7	1,602.9	(14.2)%	(8.1)%
Asia/Pacific	146.7	137.0	7.1%	(5.6)%
Total	$2,485.2	$2,859.7	(13.1)%	(7.0)%

Years Ended December 31,	2014	2013	% change from 2013	% change from 2013 due to currency translation(1)
North America	$2,414.2	$2,757.8	(12.5)%	(0.9)%
South America	1,663.4	2,039.7	(18.4)%	(8.8)%
Europe/Africa/Middle East	5,158.5	5,481.5	(5.9)%	(0.7)%
Asia/Pacific	487.6	507.9	(4.0)%	(2.6)%
Total	$9,723.7	$10,786.9	(9.9)%	(2.4)%
(1) See Footnotes for additional disclosures

North America

Excluding the negative impact of currency translation, net sales in the North American region declined 11.5% in the full year of 2014 compared to the same period in 2013. The most significant decreases were in high-horsepower tractors and implements, with growth in small tractor sales and hay tools partially offsetting the declines. Lower sales and production volumes and a weaker sales mix contributed to a reduction in income from operations of $106.7 million for the full year of 2014 compared to the same period in 2013.

South America

Net sales, excluding unfavorable currency translation impacts, decreased 9.6% in AGCO’s South American region in the full year of 2014 compared to the same period in 2013. Softer market demand and reduced sales in Brazil produced nearly all of the decrease. Income from operations decreased $78.7 million for the full year of 2014 compared to the same period in 2013 due to lower sales and production volumes, as well as a weaker mix of sales.

Europe/Africa/Middle East

Net sales in EAME decreased 5.2% in the full year of 2014 compared to the full year of 2013, excluding the impact of unfavorable currency translation due to softer end-market demand. Sales declines in France and Germany were partially offset by growth in Africa and Turkey. Operating income decreased $58.0 million in the full year of 2014 compared to the same period in 2013. The negative impact of reduced production levels and a weaker sales mix were partially offset by cost reduction initiatives.

Asia/Pacific

AGCO’s Asia/Pacific net sales decreased 1.4% in the full year of 2014 compared to the full year of 2013, excluding the negative impact of currency translation. Income from operations in the Asia/Pacific region declined $12.0 million in the full year of 2014, compared to the same period in 2013, due to lower sales and increased market development costs in China.

Outlook

Lower commodity prices relative to 2014 are expected to negatively impact farm income, pressuring industry demand across the developed agricultural equipment markets in 2015. Net sales for 2015 are expected to range from $8.1 to $8.3 billion, reflecting the impacts of softer market conditions and unfavorable currency translation. Gross and operating margins are expected to be below 2014 levels due to the negative impact of lower sales and production volumes along with a weaker sales mix. Benefits from the Company’s restructuring and other cost reduction initiatives are expected to partially offset the volume related impacts. Based on these assumptions, 2015 earnings per share are targeted at approximately $3.00, excluding restructuring and other infrequent expenses. In the first quarter of 2015, earnings per share is expected to be significantly lower than reported for the first quarter of 2014 due to lower production levels associated with inventory reduction efforts.

“As we look ahead, we expect weaker end market demand and currency headwinds to make 2015 more challenging than 2014,” continued Mr. Richenhagen. “Despite the market challenges, our priorities remain unchanged, focusing on margin performance and cash generation while providing superior products and services to our customers. When we look beyond the softer market conditions we face today, the healthy, long-term fundamentals of our industry remain intact. We will continue to invest in new product development, distribution enhancements and productivity improvements to enable our long-term growth and improve our financial performance.”

* * * * *

AGCO will be hosting a conference call with respect to this earnings announcement at 10:00 a.m. Eastern Time on Tuesday, February 3, 2015. The Company will refer to slides on its conference call. Interested persons can access the conference call and slide presentation via AGCO’s website at www.agcocorp.com in the “Events” section on the “Company/Investors” page of our website. A replay of the conference call will be available approximately two hours after the conclusion of the conference call for twelve months following the call. A copy of this press release will be available on AGCO’s website for at least twelve months following the call.

* * * * *

Safe Harbor Statement

Statements that are not historical facts, including the projections of earnings per share, sales, industry demand, market conditions, population growth, biofuel consumption, commodity prices, currency translation, farm income levels, margin levels, investments in product development, operational and financial initiatives, production volumes, market development and performance and general economic conditions, are forward-looking and subject to risks that could cause actual results to differ materially from those suggested by the statements. The following are among the factors that could cause actual results to differ materially from the results discussed in or implied by the forward-looking statements.

•
Our financial results depend entirely upon the agricultural industry, and factors that adversely affect the agricultural industry generally, including declines in the general economy, increases in farm input costs, lower commodity prices, lower farm income and changes in the availability of credit for our retail customers, will adversely affect us.

•
A majority of our sales and manufacturing take place outside the United States, and, as a result, we are exposed to risks related to foreign laws, taxes, economic conditions, labor supply and relations, political conditions and governmental policies. These risks may delay or reduce our realization of value from our international operations.

•
Most retail sales of the products that we manufacture are financed, either by our joint ventures with Rabobank or by a bank or other private lender. Our joint ventures with Rabobank, which are controlled by Rabobank and are dependent upon Rabobank for financing as well, finance approximately 50% of the retail sales of our tractors and combines in the markets where the joint ventures operate. Any difficulty by Rabobank to continue to provide that financing, or any business decision by Rabobank as the controlling member not to fund the business or particular aspects of it (for example, a particular country or region), would require the joint ventures to find other sources of financing (which may be difficult to obtain), or us to find another source of retail financing for our customers, or our customers would be required to utilize other retail financing providers. As a result of the recent economic downturn, financing for capital equipment purchases generally has become more difficult in certain regions and in some cases, was expensive to obtain. To the extent that financing is not available or available only at unattractive prices, our sales would be negatively impacted.

•
Both AGCO and our retail finance joint ventures have substantial account receivables from dealers and end customers, and we would be adversely impacted if the collectability of these receivables was not consistent with historical experience; this collectability is dependent upon the financial strength of the farm industry, which in turn is dependent upon the general economy and commodity prices, as well as several of the other factors listed in this section.

•
We have experienced substantial and sustained volatility with respect to currency exchange rate and interest rate changes, including uncertainty associated with the Euro, which can adversely affect our reported results of operations and the competitiveness of our products.

•	Our success depends on the introduction of new products, particularly engines that comply with emission requirements, which requires substantial expenditures.

•
Our production levels and capacity constraints at our facilities, including those resulting from plant expansions and systems upgrades at our manufacturing facilities, could adversely affect our results.

•	Our expansion plans in emerging markets, including establishing a greater manufacturing and marketing presence and growing our use of component suppliers, could entail significant risks.

•
We depend on suppliers for components, parts and raw materials for our products, and any failure by our suppliers to provide products as needed, or by us to promptly address supplier issues, will adversely impact our ability to timely and efficiently manufacture and sell products. We also are subject to raw material price fluctuations, which can adversely affect our manufacturing costs.

•
We face significant competition, and if we are unable to compete successfully against other agricultural equipment manufacturers, we would lose customers and our net sales and profitability would decline.

•
We have a substantial amount of indebtedness, and, as result, we are subject to certain restrictive covenants and payment obligations that may adversely affect our ability to operate and expand our business.

Further information concerning these and other factors is included in AGCO’s filings with the Securities and Exchange Commission, including its Form 10-K for the year ended December 31, 2013 and subsequent Form 10-Qs. AGCO disclaims any obligation to update any forward-looking statements except as required by law.

* * * * *

About AGCO

AGCO, Your Agriculture Company, (NYSE: AGCO), is a global leader focused on the design, manufacture and distribution of agricultural machinery. AGCO supports more productive farming through a full line of tractors, combines, hay tools, sprayers, forage equipment, tillage, implements, grain storage and protein production systems, as well as related replacement parts. AGCO products are sold through five core machinery brands, Challenger®, Fendt®, Massey Ferguson®, Valtra® and GSI®, and are distributed globally through 3,100 independent dealers and distributors in more than 140 countries worldwide. Retail financing is available through AGCO Finance for qualified purchasers. Founded in 1990, AGCO is headquartered in Duluth, Georgia, USA. In 2014, AGCO had net sales of $9.7 billion. For more information, see http://www.agcocorp.com

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Please visit our website at www.agcocorp.com

AGCO CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited and in millions)

	December 31, 2014	December 31, 2013
ASSETS
Current Assets:
Cash and cash equivalents	$363.7	$1,047.2
Accounts and notes receivable, net	963.8	940.6
Inventories, net	1,750.7	2,016.1
Deferred tax assets	217.2	241.2
Other current assets	232.5	272.0
Total current assets	3,527.9	4,517.1
Property, plant and equipment, net	1,530.4	1,602.3
Investment in affiliates	424.1	416.1
Deferred tax assets	25.8	24.4
Other assets	141.1	134.6
Intangible assets, net	553.8	565.6
Goodwill	1,192.8	1,178.7
Total assets	$7,395.9	$8,438.8

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Current portion of long-term debt	$94.3	$110.5
Convertible senior subordinated notes	—	201.2
Accounts payable	670.2	960.3
Accrued expenses	1,244.1	1,389.2
Other current liabilities	208.3	150.8
Total current liabilities	2,216.9	2,812.0
Long-term debt, less current portion	997.6	938.5
Pensions and postretirement health care benefits	269.0	246.4
Deferred tax liabilities	238.8	251.2
Other noncurrent liabilities	176.7	145.9
Total liabilities	3,899.0	4,394.0

Stockholders’ Equity:
AGCO Corporation stockholders’ equity:
Common stock	0.9	1.0
Additional paid-in capital	582.5	1,117.9
Retained earnings	3,771.6	3,402.0
Accumulated other comprehensive loss	(906.5)	(510.7)
Total AGCO Corporation stockholders’ equity	3,448.5	4,010.2
Noncontrolling interests	48.4	34.6
Total stockholders’ equity	3,496.9	4,044.8
Total liabilities and stockholders’ equity	$7,395.9	$8,438.8

See accompanying notes to condensed consolidated financial statements.

AGCO CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited and in millions, except per share data)

	Three Months Ended December 31,
	2014	2013
Net sales	$2,485.2	$2,859.7
Cost of goods sold	1,987.2	2,268.7
Gross profit	498.0	591.0
Selling, general and administrative expenses	244.4	295.2
Engineering expenses	84.1	86.7
Restructuring and other infrequent expenses	43.5	—
Amortization of intangibles	10.6	11.9
Income from operations	115.4	197.2
Interest expense, net	14.9	17.8
Other expense, net	14.9	14.9
Income before income taxes and equity in net earnings of affiliates	85.6	164.5
Income tax provision	23.9	38.7
Income before equity in net earnings of affiliates	61.7	125.8
Equity in net earnings of affiliates	14.8	11.1
Net income	76.5	136.9
Net loss attributable to noncontrolling interests	1.1	2.4
Net income attributable to AGCO Corporation and subsidiaries	$77.6	$139.3
Net income per common share attributable to AGCO Corporation and subsidiaries:
Basic	$0.85	$1.43
Diluted	$0.85	$1.40
Cash dividends declared and paid per common share	$0.11	$0.10
Weighted average number of common and common equivalent shares outstanding:
Basic	90.8	97.4
Diluted	91.2	99.7

See accompanying notes to condensed consolidated financial statements.

AGCO CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited and in millions, except per share data)

	Years Ended December 31,
	2014	2013
Net sales	$9,723.7	$10,786.9
Cost of goods sold	7,657.4	8,396.3
Gross profit	2,066.3	2,390.6
Selling, general and administrative expenses	995.4	1,088.7
Engineering expenses	337.0	353.4
Restructuring and other infrequent expenses	46.4	—
Amortization of intangibles	41.0	47.8
Income from operations	646.5	900.7
Interest expense, net	58.4	58.0
Other expense, net	49.1	40.1
Income before income taxes and equity in net earnings of affiliates	539.0	802.6
Income tax provision	187.7	258.5
Income before equity in net earnings of affiliates	351.3	544.1
Equity in net earnings of affiliates	52.9	48.2
Net income	404.2	592.3
Net loss attributable to noncontrolling interests	6.2	4.9
Net income attributable to AGCO Corporation and subsidiaries	$410.4	$597.2
Net income per common share attributable to AGCO Corporation and subsidiaries:
Basic	$4.39	$6.14
Diluted	$4.36	$6.01
Cash dividends declared and paid per common share	$0.44	$0.40
Weighted average number of common and common equivalent shares outstanding:
Basic	93.4	97.3
Diluted	94.2	99.4

See accompanying notes to condensed consolidated financial statements.

AGCO CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited and in millions)

	Years Ended December 31,
	2014	2013

Cash flows from operating activities:
Net income	$404.2	$592.3
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	239.4	211.6
Deferred debt issuance cost amortization	2.7	3.5
Amortization of intangibles	41.0	47.8
Amortization of debt discount	—	9.2
Stock compensation (credit) expense	(10.8)	34.6
Equity in net earnings of affiliates, net of cash received	(25.4)	(19.0)
Deferred income tax provision	3.6	21.7
Other	2.5	0.3
Changes in operating assets and liabilities, net of effects from purchase of businesses:
Accounts and notes receivable, net	(103.9)	(36.2)
Inventories, net	111.4	(356.9)
Other current and noncurrent assets	29.1	7.0
Accounts payable	(219.4)	54.7
Accrued expenses	(71.2)	123.4
Other current and noncurrent liabilities	35.2	103.0
Total adjustments	34.2	204.7
Net cash provided by operating activities	438.4	797.0
Cash flows from investing activities:
Purchases of property, plant and equipment	(301.5)	(391.8)
Proceeds from sale of property, plant and equipment	2.8	2.6
Purchase of businesses, net of cash acquired	(130.3)	(9.5)
Investment in unconsolidated affiliates	(3.9)	(10.0)
Net cash used in investing activities	(432.9)	(408.7)
Cash flows from financing activities:
Purchases and retirement of common stock	(499.7)	(1.0)
Repurchase or conversion of convertible senior subordinated notes	(201.2)	—
Proceeds from (repayment of) debt obligations, net	100.6	(58.1)
Payment of dividends to stockholders	(40.8)	(38.9)
Payment of minimum tax withholdings on stock compensation	(13.2)	(17.0)
Excess tax benefit related to stock compensation	(0.2)	11.4
Purchase of or distribution to noncontrolling interests	(6.1)	(3.1)
Payment of debt issuance costs	(1.4)	(0.1)
Net cash used in financing activities	(662.0)	(106.8)
Effects of exchange rate changes on cash and cash equivalents	(27.0)	(15.6)
(Decrease) increase in cash and cash equivalents	(683.5)	265.9
Cash and cash equivalents, beginning of year	1,047.2	781.3
Cash and cash equivalents, end of year	$363.7	$1,047.2

See accompanying notes to condensed consolidated financial statements.

AGCO CORPORATION AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(unaudited, in millions, except share amounts and per share data)

1.	STOCK COMPENSATION EXPENSE (CREDIT)
The Company recorded stock compensation expense (credit) as follows:

	Three Months Ended December 31,		Years Ended December 31,
	2014	2013	2014	2013
Cost of goods sold	$0.1	$—	$(0.9)	$2.3
Selling, general and administrative expenses	0.1	0.7	(9.7)	32.6
Total stock compensation expense (credit)	$0.2	$0.7	$(10.6)	$34.9

During the year ended December 31, 2014, the Company recorded a credit of approximately $25.2 million for the reversal of previously recorded long-term stock compensation expense.

2.	RESTRUCTURING AND OTHER INFREQUENT EXPENSES
During the second half of 2014, the Company announced and initiated several actions to rationalize employee headcount at various manufacturing facilities located in Germany, France, Finland, Italy, China, Brazil, Argentina and the United States, as well as various administrative offices located in Europe, Brazil, China and the United States. The headcount reduction of over 1,500 employees was initiated in order to reduce costs in response to softening global market demand and reduced production volumes. The Company recorded restructuring and other infrequent expenses of approximately $46.4 million during 2014 associated with these rationalizations, primarily related to severance and other related costs. Approximately $19.0 million of severance and other related costs were paid during 2014. A majority of the remaining severance and other related costs accrued as of December 31, 2014 is expected to be paid in 2015.

3.    INDEBTEDNESS

Indebtedness at December 31, 2014 and 2013 consisted of the following:

	December 31, 2014	December 31, 2013
4½% Senior term loan due 2016	$242.0	$275.0
Credit facility expires 2019	380.0	360.0
5⅞% Senior notes due 2021	300.0	300.0
Other long-term debt	169.9	114.0
1¼% Convertible senior subordinated notes due 2036	—	201.2
	1,091.9	1,250.2
Less: Current portion of long-term debt	(94.3)	(110.5)
1¼% Convertible senior subordinated notes due 2036	—	(201.2)
Total indebtedness, less current portion	$997.6	$938.5

Holders of the Company’s former 1¼% convertible senior subordinated notes had the ability to convert the notes if, during any fiscal quarter, the closing sales price of the Company’s common stock exceeded 120% of the conversion price per share for at least 20 trading days in the 30 consecutive trading days ending on the last trading day of the preceding fiscal quarter. In May 2014, the Company announced its election to redeem all of its outstanding 1¼% convertible senior subordinated notes with an effective date of June 20, 2014. Substantially all of the holders of the notes converted their notes with settlement dates during July 2014, and the Company repurchased the remaining notes not converted. Due to the ability of the holders of the notes to convert the notes during the three months ending March 31, 2014, the Company classified the notes as a current liability as of December 31, 2013.

4.    INVENTORIES

Inventories at December 31, 2014 and 2013 were as follows:

	December 31, 2014	December 31, 2013
Finished goods	$616.6	$775.7
Repair and replacement parts	536.4	550.2
Work in process	130.5	109.0
Raw materials	467.2	581.2
Inventories, net	$1,750.7	$2,016.1

5.    ACCOUNTS RECEIVABLE SALES AGREEMENTS

At December 31, 2014 and 2013, the Company had accounts receivable sales agreements that permit the sale, on an ongoing basis, of a majority of its wholesale receivables in North America and Europe to its 49% owned U.S., Canadian and European retail finance joint ventures. As of December 31, 2014 and 2013, the cash received from receivables sold under the U.S., Canadian and European accounts receivable sales agreements was approximately $1.2 billion and $1.3 billion, respectively.

Losses on sales of receivables associated with the accounts receivable financing facilities discussed above, reflected within “Other expense, net” in the Company’s Condensed Consolidated Statements of Operations, were approximately $5.8 million and $24.8 million during the three months and year ended December 31, 2014, respectively. Losses on sales of receivables associated with the accounts receivable financing facilities discussed above, reflected within “Other expense, net” in the Company’s Condensed Consolidated Statements of Operations, were approximately $6.8 million and $25.6 million during the three months and year ended December 31, 2013, respectively.

The Company’s retail finance joint ventures in Brazil and Australia also provide wholesale financing to the Company’s dealers. As of December 31, 2014 and 2013, these retail finance joint ventures had approximately $43.3 million and $68.2 million, respectively, of outstanding accounts receivable associated with these arrangements. In addition, the Company sells certain trade receivables under factoring arrangements to other financial institutions around the world.

6.    NET INCOME PER SHARE

The Company’s former 1¼% convertible senior subordinated notes provided for the settlement upon conversion in cash up to the principal amount of the converted notes with any excess conversion value settled in shares of the Company’s common stock. Dilution of weighted shares outstanding was dependent on the Company’s stock price for the excess conversion value using the treasury stock method. A reconciliation of net income attributable to AGCO Corporation and subsidiaries and weighted average common shares outstanding for purposes of calculating basic and diluted net income per share for the three months and years ended December 31, 2014 and 2013 is as follows:

	Three Months Ended December 31,		Years Ended December 31,
	2014	2013	2014	2013
Basic net income per share:
Net income attributable to AGCO Corporation and subsidiaries	$77.6	$139.3	$410.4	$597.2
Weighted average number of common shares outstanding	90.8	97.4	93.4	97.3
Basic net income per share attributable to AGCO Corporation and subsidiaries	$0.85	$1.43	$4.39	$6.14
Diluted net income per share:
Net income attributable to AGCO Corporation and subsidiaries	$77.6	$139.3	$410.4	$597.2
Weighted average number of common shares outstanding	90.8	97.4	93.4	97.3
Dilutive stock-settled appreciation rights and performance share awards	0.4	0.7	0.3	0.8
Weighted average assumed conversion of contingently convertible senior subordinated notes	—	1.6	0.5	1.3
Weighted average number of common shares and common share equivalents outstanding for purposes of computing diluted net income per share	91.2	99.7	94.2	99.4
Diluted net income per share attributable to AGCO Corporation and subsidiaries	$0.85	$1.40	$4.36	$6.01

Share Repurchase Program

In July 2012, the Company’s Board of Directors approved a share repurchase program under which the Company can repurchase up to $50.0 million of its common stock. This share repurchase program does not have an expiration date. In December 2013, the Company’s Board of Directors approved an additional share repurchase program under which the Company can repurchase up to $500.0 million of its common stock through an expiration date of June 2015. In December 2014, the Board of Directors approved a third share repurchase program under which the Company can repurchase up to $500.0 million of shares of its common stock through December 2016.

During the year ended December 31, 2014, the Company entered into accelerated repurchase agreements (“ASRs”) with a financial institution as well as repurchased, through open market transactions, an aggregate of $499.7 million of shares of the Company’s common stock.  The Company received approximately 10,066,322 shares during the year ended December 31, 2014 related to these ASRs or open market transactions.  All shares received under the ASRs or through open market repurchases were retired upon receipt, and the excess of the purchase price over par value per share was recorded to “Additional paid-in capital” within the Company’s Condensed Consolidated Balance Sheets.

Of the $1,050.0 million in approved share repurchase programs, the remaining amount authorized to be repurchased is approximately $531.7 million.

7.    SEGMENT REPORTING

The Company’s four reportable segments distribute a full range of agricultural equipment and related replacement parts. The Company evaluates segment performance primarily based on income from operations. Sales for each segment are based on the location of the third-party customer. The Company’s selling, general and administrative expenses and engineering expenses are charged to each segment based on the region and division where the expenses are incurred. As a result, the components of income from operations for one segment may not be comparable to another segment. Segment results for the three months and years ended December 31, 2014 and 2013 are as follows:

Three Months Ended December 31,	North America	South America	Europe/Africa/ Middle East	Asia/ Pacific	Consolidated

2014
Net sales	$549.2	$414.6	$1,374.7	$146.7	$2,485.2
Income (loss) from operations	30.9	39.8	134.2	(5.9)	199.0

2013
Net sales	$658.1	$461.7	$1,602.9	$137.0	$2,859.7
Income (loss) from operations	54.1	32.8	155.2	(1.6)	240.5

Years Ended December 31,	North America	South America	Europe/Africa/ Middle East	Asia/ Pacific	Consolidated

2014
Net sales	$2,414.2	$1,663.4	$5,158.5	$487.6	$9,723.7
Income (loss) from operations	219.2	134.0	500.2	(11.5)	841.9

2013
Net sales	$2,757.8	$2,039.7	$5,481.5	$507.9	$10,786.9
Income from operations	325.9	212.7	558.2	0.5	1,097.3

A reconciliation from the segment information to the consolidated balances for income from operations is set forth below:

	Three Months Ended December 31,		Years Ended December 31,
	2014	2013	2014	2013
Segment income from operations	$199.0	$240.5	$841.9	$1,097.3
Corporate expenses	(29.4)	(30.7)	(117.7)	(116.2)
Stock compensation (expense) credit	(0.1)	(0.7)	9.7	(32.6)
Restructuring and other infrequent expenses	(43.5)	—	(46.4)	—
Amortization of intangibles	(10.6)	(11.9)	(41.0)	(47.8)
Consolidated income from operations	$115.4	$197.2	$646.5	$900.7

RECONCILIATION OF NON-GAAP MEASURES

This earnings release discloses adjusted income from operations, net income and earnings per share, all of which exclude amounts that differ from the most directly comparable measure calculated in accordance with U.S. generally accepted account principles (“GAAP”). A reconciliation of each of those measures to the most directly comparable GAAP measure is included below.

The following is a reconciliation of adjusted income from operations, net income and earnings per share to reported income from operations, net income and earnings per share for the three months ended December 31, 2014 and 2013 (in millions, except per share data):

	Three months ended December 31,
	2014			2013
	Income From Operations	Net Income (1)	Earnings Per Share (1)	Income From Operations	Net Income (1)	Earnings Per Share (1)
As adjusted	$158.9	$107.9	$1.18	$197.2	$139.3	$1.40
Restructuring and other infrequent expenses (2)	43.5	30.3	0.33	—	—	—
As reported	$115.4	$77.6	$0.85	$197.2	$139.3	$1.40

(1) Net income and earnings per share amounts are after tax.
(2) The restructuring and other infrequent expenses recorded during the three months ended December 31, 2014 relate primarily to severance costs associated with the Company’s rationalization of its operations in the United States, Brazil, Argentina, Europe and China.

The following is a reconciliation of adjusted income from operations, net income and earnings per share to reported income from operations, net income and earnings per share for the years ended December 31, 2014 and 2013 (in millions, except per share data):

	Years ended December 31,
	2014			2013
	Income From Operations	Net Income (1)	Earnings Per Share (1)	Income From Operations	Net Income (1)	Earnings Per Share (1)
As adjusted	$692.9	$442.6	$4.70	$900.7	$597.2	$6.01
Restructuring and other infrequent expenses (2)	46.4	32.2	0.34	—	—	—
As reported	$646.5	$410.4	$4.36	$900.7	$597.2	$6.01

(1) Net income and earnings per share amounts are after tax.
(2) The restructuring and other infrequent expenses recorded during the year ended December 31, 2014 relate primarily to severance costs associated with the Company’s rationalization of its operations in the United States, Brazil, Argentina, Europe and China.

The following is a reconciliation of adjusted earnings per share to targeted earnings per share for the year ended December 31, 2015:

Earnings Per Share (1)
As adjusted	$3.00
Restructuring and other infrequent expenses	0.11
As targeted	$2.89

(1) Earnings per share amount is after tax.

This earnings release discloses the percentage change in regional net sales due to the impact of currency translation. The following table sets forth, for the three months and year ended December 31, 2014, the impact to net sales of currency translation by geographical segment (in millions, except percentages):

	Three Months Ended December 31,			Change due to currency translation
	2014	2013	% change from 2013	$	%
North America	$549.2	$658.1	(16.5)%	$(6.5)	(1.0)%
South America	414.6	461.7	(10.2)%	(57.3)	(12.4)%
Europe/Africa/Middle East	1,374.7	1,602.9	(14.2)%	(129.9)	(8.1)%
Asia/Pacific	146.7	137.0	7.1%	(7.7)	(5.6)%
	$2,485.2	$2,859.7	(13.1)%	$(201.4)	(7.0)%

	Years Ended December 31,			Change due to currency translation
	2014	2013	% change from 2013	$	%
North America	$2,414.2	$2,757.8	(12.5)%	$(25.3)	(0.9)%
South America	1,663.4	2,039.7	(18.4)%	(180.1)	(8.8)%
Europe/Africa/Middle East	5,158.5	5,481.5	(5.9)%	(40.0)	(0.7)%
Asia/Pacific	487.6	507.9	(4.0)%	(13.3)	(2.6)%
	$9,723.7	$10,786.9	(9.9)%	$(258.7)	(2.4)%

This earnings release discloses the reduction in inventory on a constant currency basis, excluding the impact of currency translation, between the year ended December 31, 2014 and December 31, 2013. The following is a reconciliation of the impact of currency translation on the change in inventory balances (in millions):

	December 31, 2014	December 31, 2013	Change from 2013	Change due to currency translation	Change excluding currency translation

Inventories, net	$1,750.7	$2,016.1	$(265.4)	$(182.0)	$(83.4)

This earnings release discloses the reduction in operating expenses on a constant currency basis, excluding the impact of currency translation, for the three months ended December 31, 2014 as compared to the three months ended December 31, 2013. The following table sets forth, for the three months ended December 31, 2014 the reduction in operating expenses, excluding the impact of currency translation (in millions, except percentages):

	Three Months Ended December 31,			Change due to currency translation
	2014	2013	% change from 2013	$	%
Selling, general and administrative expenses	$244.4	$295.2
Engineering expenses	84.1	86.7
	$328.5	$381.9	(14.0)%	$(21.5)	(5.6)%